EXHIBIT 1

                             Joint Filing Agreement

     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a Statement on Schedule 13D (including amendments thereto) with respect to the common stock, $0.001 par value, of INSILCO holding Corporation, a Delaware corporation and further agrees that this Joint Filing Agreement be included as an exhibit to such filings provided that, as contemplated by Section 13d-1(k)(l)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.


AXA Financial, Inc.                       AXA
                                          Finaxa
                                          AXA Assurances I.A.R.D. Mutuelle
By:  /s/ Alvin H. Fenichel                AXA Assurances Vie Mutuelle
     ---------------------                AXA Courtage Assurance Mutuelle
Name:    Alvin H. Fenichel                AXA Conseil Vie Assurance Mutuelle
Title:   Senior Vice President            Claude Bebear, as AXA Voting Trustee
         and Controller                   Patrice Garnier, as AXA Voting Trustee
                                          Henri de Clermont-Tonnerre, as AXA
                                          Voting Trustee

                                          Signed on behalf of each of the above


                                          By:  /s/ Alvin H. Fenichel
                                               ---------------------
                                          Name:    Alvin H. Fenichel
                                          Title:   Attorney-in-fact